News Release

Contacts:

Integra LifeSciences Holdings Corporation

Maureen B. Bellantoni                      John Bostjancic
Executive Vice President                   Vice President, Corporate Development
and Chief Financial Officer                and Investor Relations
(609) 936-6822                             (609) 936-2239
maureen.bellantoni@Integra-LS.com          jbostjancic@Integra-LS.com


               Integra LifeSciences Names Jerry Corbin to Role of
                          Principal Accounting Officer

Plainsboro, New Jersey / November 9, 2006 / -- Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today that Jerry E. Corbin has been named principal accounting officer, replacing David B. Holtz in that role. Mr. Corbin joined the company earlier this year as Vice President, Corporate Controller. In addition, David Holtz, Integra's Senior Vice President, Finance, has notified Integra that he will be leaving Integra at the end of the year to pursue other opportunities.

"Jerry Corbin has made significant contributions since joining Integra," said Maureen B. Bellantoni, Integra's Chief Financial Officer. "Jerry's added role of Principal Accounting Officer is recognition of these contributions as well as the importance his position holds to Integra, the Board, and our entire organization."

"I am pleased to be part of the Integra team," said Mr. Corbin. "As Principal Accounting Officer, I will continue Integra's commitment to reporting and complying with SEC and GAAP regulations, and promoting sound accounting and control practices throughout our company. I am enthusiastic about contributing to Integra's mission of becoming a leader in medical devices used in neurosurgery, reconstructive surgery and general surgery. I believe Integra is financially well positioned as it continues to pursue its growth strategy."

Stuart M. Essig, Integra's Chief Executive Officer, added, "David Holtz has played a critical role at Integra. He oversaw the accounting and financial planning functions at Integra for over 12 years with strong and steady leadership, followed by his assuming responsibility for Integra's worldwide shared services and planning earlier this year. On behalf of everyone at Integra, we wish David the very best. And, we thank him for his many contributions to Integra during his tenure with us."

Mr. Corbin joined Integra as Vice President and Corporate Controller in June 2006. From 1989 to 2006, Mr. Corbin held key finance positions in corporate accounting, sales and marketing and, most recently, research and development for sanofi-aventis and its predecessors. Prior to that, he held management positions with Sigma-Aldrich Corporation and Edward D. Jones & Company. Mr. Corbin holds a BS in Accounting from Illinois State University and is a certified public accountant.

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Integra LifeSciences Holdings Corporation is a diversified medical technology company. We develop, manufacture, and market medical devices for use in a variety of applications. The primary applications for our products are neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey. We have research, manufacturing and distribution facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).


Source: Integra LifeSciences Holdings Corporation